Exhibit 10.11

May 6, 2025

Joe LaFeir

Re: Retention Bonus

Dear Joe LaFeir,

As you know, S&P Global (the “Company”) is exploring the spin-off, sale or other separation (the “Transaction”) of its mobility business (the “Mobility Business”). In order to further reward and incentivize you to continue in your employment with the Company and to assist with the activities relating to the Transaction, we are pleased to confirm that you are eligible for a retention award under the terms and conditions set forth in this letter. Provided that the terms and conditions below are met, you will be eligible for a retention award of $700,000 USD, less applicable withholdings and deductions (the “Retention Bonus”).

The Retention Bonus will be a one -time cash award that will vest on April 1, 2026 (the “Retention Date”) and will be paid within sixty (60) days following the Retention Date.

In order to be eligible to receive payment of the Retention Bonus, you must be an active employee of the Company (or any successor to the Mobility Business), in good standing, through the Retention Date. In addition, payment of the Retention Bonus is conditioned on your active participation in good faith to support the Company’s interests and objectives in the proposed transaction through the Retention Date.

In the event that the Company terminates your employment as a result of the elimination of your position prior to the Retention Date, you will be entitled to the full amount of your Retention Bonus, which will be paid within sixty (60) days following the effective date of such position elimination, provided that you sign and do not revoke a waiver and release of claims against the Company and its affiliates. For the avoidance of doubt, your continuation of employment after the Transaction with a different entity affiliated with the Company or with the Mobility Business (or any new owner or affiliate thereof) will not constitute the termination of your employment or the elimination of your position.

Notwithstanding anything to the contrary in this Letter, if (i) your employment terminates for any reason other than as described in the preceding paragraph, (ii) you give notice or resign for any reason prior to the Retention Date, (iii) you do not consent to any transfer of employment to an entity within the Mobility Business if requested by the Company, (iv) you leave your current role to take a different role within the Company’s organization (other than at the request of the Company in connection with the Transaction), or (v) you are not in compliance with all Company policies, including the Company Code of Business Ethics, in each case, you will forfeit your Retention Bonus.

The terms and conditions set forth in this Letter constitute the entire agreement between you and the Company with respect to its subject matter; this Letter shall not be modified or rescinded, except as agreed to by written agreement by you and the Company. The provisions of this Letter supersede all prior and contemporaneous discussions, writings and understandings of the you and the Company with respect to its subject matter.

The Company may assign this Agreement to any affiliate or successor in interest to the Mobility Business.

Your continued efforts are critical to us, and we trust that your eligibility for this Retention Bonus demonstrates the importance we place on your expected contributions.

Sincerely,

/s/ Girish Ganesan	/s/ Edouard Tavernier
Girish Ganesan	Edouard Tavernier
Chief People Officer	President, Mobility

Employee Accepted and Agreed

/s/ Joe LaFeir	13-May-2025
Joe LaFeir	Date